Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 10, 2024 (the “Effective Date”) by and between SeaStar Medical Holding Corporation. (the “Company”), a Delaware corporation, and David Green (“Executive”).
WHEREAS, the Company desires to secure the services and employment of Executive on behalf of the Company, and Executive desires to be so employed, upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:
1.            Employment Period.  Executive’s employment with the Company pursuant to this Agreement shall be “at will,” and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 7. The period during which Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.  Executive’s commencement of employment hereunder shall be January 10, 2024 (the “Employment Commencement Date”).
2.            Duties and Responsibilities.
A.            During the Employment Period, Executive shall serve as the Company’s Chief Financial Officer (“CFO”), and will work remotely primarily from his office in California or from another location in the U.S. as notifed by Executive to the Company, subject to reasonable business travel, and shall report to the Company’s Chief Executive Officer (“CEO”).  Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO or Board of Directors of the Company (the “Board”), which duties, authority, and responsibilities are consistent with Executive’s position.
B.            Executive is expected and agrees to devote his full working time and attention to the performance of Executive’s duties hereunder, and will not engage in any other business which would conflict or interfere with the performance of such services either directly or indirectly without the prior approval of the Board.  Notwithstanding the foregoing, the Board has been advised that Executive has an existing consulting business that requires minimal time commitment by Executive, which Executive represents will not interfere with his full-time obligations to the Company as CFO, and will not otherwise cause any actual or perceived conflict with his obligations to the Company which, subject to the foregoing conditions, the Company hereby authorizes Executive to continue to engage in.
C.            Executive will be provided copies of all Company written standard operating policies, procedures, and practices that are from time to time in effect during the term of his employment.
3.            Compensation.
A.            During the Employment Period, Executive shall receive an annual gross base salary in the amount of Three Hundred Seventy Five Thousand Dollars ($375,000), to be paid in monthly installments accordance with the Company’s normal payroll procedures, less all applicable withholdings and deductions (“Base Salary”).

B.            During the Employment Period, Executive will be eligible to receive an annual discretionary bonus of up to 40% of the Base Salary (the “Annual Bonus”), with the actual amount, if any, to be determined in the sole discretion of the Board, based on a combination of factors including Company and individual performance.  The Annual Bonus, if awarded, shall be paid to Executive no later than March 15 of the year following the year (commencing on the fiscal year ending December 31, 2024) to which the Annual Bonus relates (the “Bonus Payment Date”) unless otherwise determined by the Board.  Executive shall receive any Annual Bonus that the Board may award, provided Executive is employed by the Company on the last day of the applicable fiscal year for which the Annual Bonus is payable, except as modified by Section 7 . If Executive is not employed by the Company on the last day of the applicable fiscal year, , except as modified by Section 7, Executive shall not earn or receive any Bonus.
C.            The Company shall deduct and withhold from any compensation payable to Executive any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages.
D.            In the event (i) the Company consummates one or more new equity or debt financing transactions (“Qualified Financing Transactions”) during the Employment Period (ii) in the aggregate amount of at least $15,000,000 from such Qualified Financing Transactions prior to December 31, 2024, then, no later than ten (10) business days following the consummation of the Qualified Financing Transaction, the Company shall provide the following incentive compensation to Executive: (i) a grant of 202,500 restricted stock  units (“RSUs”) with the same terms and conditions as those set forth in Paragraph 4 below and (ii) a cash bonus in the amount of $100,000, less applicable deductions and withholdings.   For purposes of this Agreement, a Qualified Financing Transaction shall not include any equity line of credit (“ELOC”), at-the-market offering, exercise of existing warrants or options, commercial loan agreements, licensing, strategic or collaboration agreements or arrangements, or other non-dilutive financing transactions.
4.            Equity.  In consideration of Executive entering into this Agreement and as an inducement to join the Company, the Compensation Committee of the Board of the Company will grant Executive 450,000 RSUs under the Company’s equity incentive plan then in effect (as amended, the “Plan”) with the following terms:  25% of the RSUs will vest on the first anniversary of the Effective Date, and the remaining 75% of such RSUs shall vest monthly in thirty six (36) equal monthly installments thereafter.  All other terms and conditions of such  RSU award shall be governed by the terms and conditions of the Plan and the applicable award agreement, which shall include the vesting conditions set forth in this Section 4 and in Section 7 of this Agreement.
5.            Benefits; Reimbursement.
A.            Health Insurance.  During the Employment Period, Executive shall be eligible to participate in all employee benefits and benefit plans generally made available to the Company’s employees from time-to-time, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, subject to the terms, conditions and relevant qualification criteria for such benefits and benefit plans.  The Company agrees that notwithstanding any waiting period set forth in the Company’s employee handbook, all benefits available to Executive shall commence on February 1, 2024.  The Company, in its discretion, may change from time-to-time the employee benefits and benefit plans it generally makes available to its employees.
B.            Expense Reimbursement.  During the Employment Period, Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s policies.  Such reimbursements shall be subject to the Company’s then-existing policies and procedures for reimbursement of business expenses, but in any event shall include submission of written requests for reimbursement, accompanied by vouchers, receipts or other details of such expenses in the form required by the Company. The Company will reimburse Executive for expenses in accordance with existing expense reimbursement policies and practices.
C.            Flexible Time Off, Sick, and Holiday Pay. During the Employment Period, Executive shall be entitled to participate in the Company’s flexible time off program, and otherwise earn or receive sick and holiday pay pursuant to the terms of the Company’s generally applicable employee policies, as may exist from time to time.
D.            Fringe Benefits and Perquisites. During the Employment Period, Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.
6.            Proprietary Information and Inventions Agreement.  Executive shall execute and return the Company’s form of Proprietary Information and Inventions Agreement, attached hereto as Appendix A (the “PIIA”).  Except for the Company’s agreement that Executive continue his current consulting business (subject to the conditions set forth above), nothing in this Agreement shall supersede, modify, or affect Executive’s obligations, duties, and responsibilities thereunder.
7.            Termination of Employment.  Executive’s employment pursuant to this Agreement is “at will” and may be terminated by either party at any time and for any reason in accordance with the provisions set forth in the Section 7. Upon termination of Executive’s employment for any reason, Executive, or his estate if applicable, shall be entitled to the compensation and benefits described in this Section 7.  Unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days prior written notice of any termination of Executive’s employment.
A.            For Cause or Without Good Reason. Executive’s employment hereunder may be terminated by the Company for Cause or by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive:
(i)            any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below);

(ii)            any earned but unpaid Annual Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date (the amount of which shall be determined by the Board in its discretion, as set forth in section 3(B));
(iii)            reimbursement for unreimbursed reasonable and necessary business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and
(iv)            such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.
Items 7.A.(i) through 7.A.(iv) are referred to herein collectively as the “Accrued Amounts.”
For purposes of this Agreement, “Cause” means, as determined in good faith by the Company, that one of the following have occurred:
(i)            Executive’s commission of any act of fraud, embezzlement, dishonesty, or sexual harassment (or attempt to do any of the foregoing);
(ii)            Executive’s refusal or failure to comply in any material respect with any lawful direction of or material violation of written policies or procedures of the Company, any parent of the Company, or the Board (including, without limitation, the Company’s anti-discrimination and harassment policies and the Company’s drug and alcohol policy);
(iii)            any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company; or
(iv)            any engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company.
For purposes of this provision, any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall, to such extent, not be grounds for a Cause-based termination.
B.                  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Period without Executive’s written consent:
(i)            a reduction in Executive’s Salary other than a general reduction in Salary that affects all similarly situated employees in substantially the same proportions;

(ii)            a material reduction in Executive’s Annual Bonus opportunity;
(iii)            a relocation of Executive’s principal place of employment beyond a fifty (50) mile radius;
(iv)            any material breach by the Company of any material provision of this Agreement or any material provision of any other written agreement between Executive and the Company that is signed by a duly authorized executive of the Company;
(v)            a material, adverse change in Executive’s duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or
(vi)            a material adverse change in the reporting structure applicable to Executive.
Executive cannot terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not terminate employment for Good Reason within sixty (60) days after the first occurrence of the applicable grounds, then Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
C.            Without Cause or for Good Reason. The Employment Period and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Company without Cause. In the event of such termination, Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s timely execution, non-revocation, and full compliance with a separation agreement and release of claims in favor of the Company in a form provided by the Company (the “Release”), Executive shall be entitled to receive the following:
(i)            continued Salary for twelve (12) months following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, less applicable deductions and withholdings.
(ii)            a payment equal to the product of (i) the Annual Bonus, if any, that Executive would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.

(iii)            If Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active employees. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen (18) months after the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage from another employer or other source.
(iv)            Except as modified in (v) below, the treatment of any outstanding equity awards shall be determined in accordance with the terms of the Plan and the applicable award agreements.
(v)            Notwithstanding the terms of the Plan or any applicable award agreements, all outstanding equity-based compensation awards shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect.
D.            Death or Disability.
(i)            Executive’s employment hereunder shall terminate automatically on Executive’s death during the Employment Period, and the Company may terminate Executive’s employment on account of Executive’s Disability.
(ii)            If Executive’s employment is terminated during the Employment Period on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts and a lump sum payment equal to the Pro Rata Bonus, if any, Executive would have earned for the fiscal year in which the Termination Date occurs, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs.
(iii)            For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, in the event that the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual on account of Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then Executive’s employment shall not be deemed terminated by the Company and

Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
E.            Change in Control Termination.
(i)            Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause (other than on account of Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s timely execution, non-revocation, and full compliance with the Release, Executive shall be entitled to receive a lump sum payment equal to twelve (12) months of Executive’s Base Salary and target Annual Bonus for the year in which the Termination Date occurs, less applicable deductions and withholdings, which shall be paid  within thirty (30) days following the effective date of the Release.
(ii)      If Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for Executive and Executive’s dependents and the monthly premium amount paid by similarly situated active employees. Executive shall be eligible to receive such reimbursement until the earliest of: (i) eighteen (18) months after the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage from another employer or other source.
(iii)   Notwithstanding the terms of the Plan or any applicable RSU award agreements, all outstanding RSU awards, shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Code Section 409A shall remain in effect.
For purposes of this Agreement, “Change of Control” means a change in ownership or control of the Company effected through any of the following transactions:
(i)      a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
(ii)        a sale, transfer, or other disposition of all or substantially all of the Company’s assets;
(iii)     the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or
(iv)     a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
F.            Notice of Termination. Any termination of Executive’s employment hereunder by the Company or by Executive during the Employment Period (other than termination pursuant to 7.D. on account of Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 13. The Notice of Termination shall specify:
(i)            The termination provision of this Agreement relied upon;
(ii)          To the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and
(iii)        The applicable Termination Date.

G.            Termination Date. Executive’s “Termination Date” shall be:
(i)              If Executive’s employment hereunder terminates on account of Executive’s death, the date of Executive’s death;
(ii)       If Executive’s employment hereunder is terminated on account of Executive’s Disability, the date that it is determined that Executive has a Disability;
(iii)       If the Company terminates Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to Executive;
(iv)          If the Company terminates Executive’s employment hereunder without Cause, the date specified in the Notice of Termination; and
(v)          If Executive terminates Executive’s employment hereunder with or without Good Reason, the date specified in Executive’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, Executive’s Termination Date shall be the date determined by the Company.
H.            Resignation of All Other Positions. On termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds at the Company or any of its affiliates.
8.            Cooperation. The parties agree that certain matters in which Executive will be involved during the Employment Period may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate based on Executive’s Salary on the Termination Date.
9.            Section 280G.  In the event that any payments or benefits to which Executive becomes entitled in accordance with the provisions of this Agreement (including, without limitation, any payments or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) would otherwise constitute a parachute payment under Code Section 280G and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to Executive, no later than the time such Excise Tax is required to be paid by Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by Executive, plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 9 or otherwise) as if no Excise Tax had been imposed.
10.            Delayed Commencement of Benefits.  Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are subject to the restrictions of Code Section 409A to which Executive becomes entitled under this Agreement shall be made or paid to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his separation from service with the Company or (ii) the date of his death, if Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
11.            Compliance with Section 409A. It is the intent of the Company that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive shall, within the remedial amendment period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions which are necessary in order to bring the provisions of this Agreement into compliance with Code Section 409A.  If any payment under this Agreement is subject to Code Section 409A, (i) distributions shall only be made in a manner and upon an event permitted under Code Section 409A, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Code Section 409A, (iii) each installment of a payment shall be treated as a separate payment for purposes of Code Section 409A, (iv) if any payment is subject to the execution of a Separation Agreement, in no event shall the timing of Executive’s execution of the Separation Agreement result in Executive designating, directly or indirectly, the calendar year of payment, and if such a payment that is subject to execution of the Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year, and (v) any reimbursements of costs and expenses or in-kind benefits shall be made on or before the last calendar day of the year following the calendar year in which the expense occurred, unless otherwise permitted by Section 409A.
12.            Successors and Assigns.  This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate, or successor, or in connection with any sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.
13.            Notices.
A.            Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested.  If such notice, demand, or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.
B.            If such notice, demand, or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:
To the Company:
SeaStar Medical Holding Corporation
3513 Brighton Blvd
Ste 410
Denver, CO 80516
Attn:  Chief Executive Officer
To Executive:
David Green
[*]
(or such personal address as the Company may have on file for Executive at the time of notice.)

C.            Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
14.            Governing Documents.  This Agreement, together with (i) any equity award agreements, and (ii) the PIIA attached hereto, shall constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the eligibility for any potential severance payments and consulting payments following separation from employment with the Company, and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter.  This Agreement, including but not limited to the at-will nature of the employment relationship as reflected herein, may only be amended by written instrument signed by Executive and a duly authorized executive of the Company.
15.            Governing Law. The provisions of Agreement shall be construed and interpreted under the laws of the State of Colorado applicable to agreements executed and wholly performed within the State of Colorado. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.  Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
16.            Arbitration.
A.            Except as provided herein and the PIIA, each party hereto agrees that any and all disputes which arise out of or relate to Executive’s employment, the termination of Executive’s employment, or the terms of this Agreement shall be resolved through final and binding arbitration.  Such arbitration shall be in lieu of any trial before a judge and/or jury, and Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury.  Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state, or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way Executive’s employment with the Company or its termination.  The only claims not covered by this Employment Agreement to arbitrate disputes, which shall instead be resolved pursuant to applicable law, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; and (iv) claims that may not be arbitrated as a matter of law.
B.            Arbitration will be conducted in California. Arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules” available at www.adr.org) or any other discovery required by applicable law in arbitration proceedings, including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes.  Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
C.            During the course of arbitration, the Company will bear the cost of (i) the arbitrator’s fee, and (ii) any other expense or cost Executive would not be required to bear if Executive were free to bring the dispute or claim in court.  Each party shall bear such party’s own attorneys’ fees incurred in connection with the arbitration.  The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party.  In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
D.            The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.  The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes.  The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards.  Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
E.            This arbitration provision does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative agency such as the Equal Employment Opportunity Commission, but this arbitration agreement does prohibit Executive from seeking or pursuing court action regarding any such claim.

17.            Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
18.            Construction.  The language of this Agreement shall be construed as to its fair meaning, and not strictly for or against either party.  Any rule of construction that any ambiguities in a contract shall be construed against the drafter of a contract shall not apply.
19.            Indemnification.  Executive will be provided indemnification to the maximum extent permitted under applicable law and by the Company’s Bylaws, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

SEASTAR MEDICAL HOLDING CORPORATION

By: /s/ Eric Schlorff
Name:   Eric Schlorff
Title: Chief Executive Officer

EXECUTIVE

/s/ David Green
David Green